Exhibit 99.4

THE BROADBAND NETWORK SOLUTIONS BUSINESS OF TE CONNECTIVITY LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the year ended September 26, 2014

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Combined Financial Statements and the accompanying notes. The following discussion may contain forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements as a result of many factors, including but not limited to those under the heading “Forward-Looking Information.”

Our Combined Financial Statements have been prepared in United States (“U.S.”) dollars, in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Unless otherwise indicated, reference to “we”, “us,” and “our” refer to the Broadband Network Solutions business (“BNS”) and its combined operations, which is a business of TE Connectivity Ltd. (“Parent”).

The following discussion includes organic net sales growth which is a non-GAAP financial measure. We believe this non-GAAP financial measure, together with the most comparable GAAP financial measure, provides useful information because it reflects a financial measure that management uses in evaluating the underlying results of our operations. See “Non-GAAP Financial Measure” for more information about this non-GAAP financial measure, including our reasons for including the measure and material limitations with respect to the usefulness of the measure.

Results of Operations

Net sales, operating income, and operating margin were as follow:

	Fiscal
	2014	2013
	($ in thousands)
Net sales	$1,938,739	$1,890,014
Operating income	$181,976	$98,470
Operating margin	9.4%	5.2%

The following table sets forth net sales by primary industry end market:

	Fiscal
	2014	2013
Telecom Networks	68%	67%
Enterprise Networks	32	33

Total	100%	100%

The following table provides an analysis of the change in net sales by primary industry end market:

	Change in Net Sales for Fiscal 2014 versus Net Sales for Fiscal 2013
	Organic		Translation	Total
	($ in thousands)
Telecom Networks	$33,017	2.6%	$3,810	$36,827	2.9%
Enterprise Networks	25,078	4.2	(13,180)	11,898	2.0

Total	$58,095	3.1%	$(9,370)	$48,725	2.6%

Net Sales. Net sales increased $48,725 thousand, or 2.6%, to $1,938,739 thousand in fiscal 2014 from $1,890,014 thousand in fiscal 2013. On an organic basis, net sales increased $58,095 thousand, or 3.1%, in fiscal 2014 from fiscal 2013. The weakening of certain foreign currencies negatively affected net sales by $9,370 thousand in fiscal 2014 as compared to fiscal 2013.

In the telecom networks end market, our organic net sales increased 2.6% in fiscal 2014 from fiscal 2013 due primarily to growth in the fiber business in the EMEA region, partially offset by declines in the Asia–Pacific and, to a lesser degree, the Americas regions. In the enterprise networks end market, our organic net sales increased 4.2% in fiscal 2014 from fiscal 2013 as a result of growth in India and data center growth in North America.

Gross Margin. In fiscal 2014, gross margin was $703,270 thousand, reflecting a $46,621 thousand increase from gross margin of $656,649 thousand in fiscal 2013. The increase resulted primarily from higher volume, savings from restructuring actions, and, to a lesser degree, improved manufacturing productivity, partially offset by price erosion. Gross margin as a percentage of net sales increased to 36.3% in fiscal 2014 from 34.7% in fiscal 2013.

Selling Expenses. Selling expenses increased $9,918 thousand to $238,449 thousand in fiscal 2014 from $228,531 thousand in fiscal 2013. The increase resulted primarily from increased selling expenses to support higher sales levels. Selling expenses as a percentage of net sales increased to 12.3% in fiscal 2014 from 12.1% in fiscal 2013.

General and Administrative Expenses. General and administrative expenses were $144,631 thousand and $144,450 thousand in fiscal 2014 and 2013, respectively. Savings related to cost control measures and a favorable one-time legal settlement were offset by higher overhead costs. General and administrative expenses as a percentage of net sales decreased to 7.5% in fiscal 2014 from 7.6% in fiscal 2013.

Research, Development, and Engineering Expenses. Research, development, and engineering expenses increased $4,206 thousand to $99,038 thousand in fiscal 2014 from $94,832 thousand in fiscal 2013. The increase was a result of our continued focus on developing future technologies within the business. Research, development, and engineering expenses as a percentage of net sales were 5.1% and 5.0% in fiscal 2014 and fiscal 2013, respectively.

Restructuring Charges, Net. Net restructuring charges decreased $51,190 thousand to $39,176 thousand in fiscal 2014 from $90,366 thousand in fiscal 2013, respectively. During fiscal 2014, we initiated a restructuring program primarily associated with headcount reductions. During fiscal 2013, we initiated a restructuring program associated with headcount reductions and manufacturing site closures. See Note 3 to the Combined Financial Statements for additional information regarding net restructuring charges.

Operating Income. Operating income increased $83,506 thousand to $181,976 thousand in fiscal 2014 from $98,470 thousand in fiscal 2013. Excluding the net restructuring charges discussed above, operating income increased as a result of higher volume, partially offset by price erosion and certain investments in the business.

Interest Expense, Net. Net interest expense decreased $434 thousand to $2,261 thousand in fiscal 2014 from $2,695 thousand in fiscal 2013.

Income Taxes. We recorded an income tax provision of $105,823 thousand and an income tax benefit of $55,610 thousand for fiscal 2014 and 2013, respectively. Income tax provision (benefit) for fiscal 2014 and 2013 reflect expense of $12,430 thousand and a benefit of $98,815 thousand, respectively, in connection with the changes in the valuation allowance on U.S. federal net operating losses.

Liquidity and Capital Resources

The following table summarizes our cash flow from operating, investing, and financing activities, as reflected on the Combined Statements of Cash Flows:

	Fiscal
	2014	2013
	(in thousands)
Net cash provided by operating activities	$173,277	$194,700
Net cash used in investing activities	(38,089)	(18,468)
Net cash used in financing activities	(139,396)	(185,053)
Effect of currency translation on cash	(1,401)	(241)

Net increase (decrease) in cash and cash equivalents	$(5,609)	$(9,062)

Our ability to fund our future capital needs will be affected by our ability to continue to generate cash from operations and may be affected by Parent’s ability to access the capital markets, money markets, or other sources of funding, as well as the capacity and terms of our financing arrangements. Except for repayment of our 3.50% convertible subordinated notes due in July 2015, for which Parent will provide funds necessary for repayment, we believe that cash generated from operations will be sufficient to meet our anticipated capital needs for the foreseeable future.

Cash Flows from Operating Activities. Net cash provided by operating activities decreased $21,423 thousand to $173,277 thousand in fiscal 2014 as compared to $194,700 thousand in fiscal 2013. The decrease resulted from higher payments in connection with restructuring activity, and lower income levels, partially offset by higher deferred income taxes and improved inventory management.

Cash Flows from Investing Activities. Capital expenditures were $39,104 thousand and $35,484 thousand in fiscal 2014 and 2013, respectively. We believe our capital funding levels are adequate to support new programs, and we continue to invest in our manufacturing infrastructure to further enhance productivity and manufacturing capabilities.

During fiscal 2013, we received cash proceeds of $17,188 thousand from the sale of an administrative facility.

Cash Flows from Financing Activities and Capitalization. Total debt at fiscal year end 2014 and 2013 was $89,586 thousand and $89,946 thousand, respectively. See Note 9 to the Combined Financial Statements for additional information regarding debt.

During fiscal 2014 and 2013, respectively, the BNS business generated $139,175 thousand and $183,906 thousand of excess cash from operations, which is considered to be remitted to Parent and is reflected as a financing outflow.

Commitments and Contingencies

The following table provides a summary of our contractual obligations and commitments for debt, minimum lease payment obligations under non-cancelable leases, and other obligations at fiscal year end 2014:

		Payments Due by Fiscal Year
	Total	2015	2016	2017	2018	2019	Thereafter
	(in thousands)
Long-term debt, including current maturities	$89,586	$89,497	$78	$11	$—	$—	$—
Interest on long-term debt	3,121	3,120	1	—	—	—	—
Operating leases	38,280	9,121	8,233	5,122	2,791	2,312	10,701
Purchase obligations(1)	44,390	44,013	377	—	—	—	—

Total contractual cash obligations(2)	$175,377	$145,751	$8,689	$5,133	$2,791	$2,312	$10,701

(1)	Purchase obligations consist primarily of commitments for purchases of goods and services.
(2)	Other long-term liabilities of $32,384 thousand are excluded from the table above as we are unable to estimate the timing of payment for these items.

Legal Proceedings. In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, product liability matters, employment disputes, disputes on agreements, other commercial disputes, environmental matters, antitrust claims, and tax matters, including non-income tax matters such as value added tax, sales and use tax, real estate tax, and transfer tax. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information, and applicable law, we do not expect that the outcome of these proceedings, either individually or in the aggregate, will have a material effect on our results of operations, financial position, or cash flows.

Off-Balance Sheet Arrangements

In the normal course of business, we are primarily liable for contract completion, including property lease and purchase commitments, and product performance. In the opinion of management, such obligations will not significantly affect our results of operations, financial position, or cash flows.

Non-GAAP Financial Measure

Organic net sales growth is a non-GAAP financial measure. The difference between reported net sales growth (the most comparable GAAP measure) and organic net sales growth (the non-GAAP measure) consists of the impact from foreign currency exchange rates, acquisitions, and divestitures. Organic net sales growth is a useful measure of the underlying results and trends in our business. It excludes items that are not completely under management’s control, such as the impact of changes in foreign currency exchange rates, and items that do not reflect the underlying growth of the company, such as acquisition and divestiture activity.

We believe organic net sales growth provides useful information because it reflects the underlying growth from the ongoing activities of our business. Furthermore, it provides a view of our operations from management’s perspective. We use organic net sales growth to monitor and evaluate performance, as it is an important measure of the underlying results of our operations. Management uses organic net sales growth together with GAAP measures such as net sales growth and operating income in its decision making processes related to the operations of our reporting segments and our overall company. The discussion and analysis of organic net sales growth in “Results of Operations” above utilizes organic net sales growth as management does internally. Because organic net sales growth calculations may vary among other companies, organic net sales growth amounts presented above may not be comparable with similarly titled measures of other companies. Organic net sales growth is a non-GAAP financial measure that is not meant to be considered in isolation or as a substitute for GAAP measures. The primary limitation of this measure is that it excludes items that have an impact on our net sales. This limitation is best addressed by evaluating organic net sales growth in combination with our GAAP net sales. The tables presented in “Results of Operations” above provide reconciliations of organic net sales growth to net sales growth calculated under GAAP.

Forward-Looking Information

Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are “forward-looking statements.” These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, acquisitions, divestitures, the effects of competition, and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should,” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties, and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we issue these Combined Financial Statements.